Exhibit 3.27

ARTICLES OF INCORPORATION

OF

LUBBOCK SURGICENTER, INC.

The undersigned, a natural person eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is Lubbock SurgiCenter, Inc.

ARTICLE TWO

The period of the corporation’s duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to engage in any lawful business for which corporation may be organized under the law of the State of Texas.

ARTICLE FOUR

The corporation shall have authority to issue One Thousand (1,000) shares of capital stock consisting of One Thousand (1,000) shares of Common Stock, $.01 par value per share.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

No shareholder shall be entitled as a matter of right to any preemptive or pre~~f~~erential right to subscribe for, purchase, or receive additional unissued or treasury shares of any class of the corporation, whether now or later authorized, or any notes, bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares. Such additional shares, notes, bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares may be issued or disposed of as the Board of Directors in its absolute discretion deems advisable.

ARTICLE SEVEN

At each election for directors of the corporation, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no shareholder shall ever have the right or be permitted to cumulate his or her votes on any basis, any and all rights of cumulative voting being hereby expressly denied.

ARTICLE EIGHT

The address of the initial registered office of the corporation is 5847 San Felipe, Suite 2375, Houston, Texas 77057-3011 and the name of its initial registered agent at such address it Robert L. Schwing.

ARTICLE NINE

The number of directors constituting fee initial Board of Directors is one (1), and the name and address of the person who is to serve as a director until the first annual meeting of the shareholders or until his successor is elected and qualified are:

NAME	ADDRESS

Robert L. Schwing	5847 San Felipe, Suite 2375
Houston, Texas 77057-3011

The number of directors of the corporation set forth above shall constitute the authorized number of directors until changed by amendment to the bylaws of the corporation or by resolution of the Board of Directors.

ARTICLE TEN

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his or her capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.

ARTICLE ELEVEN

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TWELVE

The name and address of the incorporator is:

NAME	ADDRESS

Heather C. McLemore	600 Travis, Suite 4200
Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set her hand this 10th day of June, 1999.

/s/ Heather C. McLemore
Heather C. McLemore